Exhibit 10.8

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“Amendment”) is entered into as of this 18th day of December, 1998 by and between Catellus Development Corporation, a Delaware corporation (“Landlord”), and Viewsonic Corporation, a Delaware corporation (“Tenant”), with reference to the following:

RECITALS

A.                                   Landlord and Tenant are presently parties to that certain agreement entitled “Build To Suit Industrial Lease” dated as of June 25, 1996 (the “Lease”).

B.                                     Pursuant to the Lease and the Commencement Date Memorandum dated as of July 25, 1997, Landlord has leased to Tenant approximately 298,050 square feet of rental space located at 381 Brea Canyon Road, Industry, California (the “Premises”).

C.                                     Landlord and Tenant now desire to provide for additional space to be utilized for a limited period of time, upon the terms and conditions contained herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.                                      Recitals: Definitions.  Landlord and Tenant agree that each of the foregoing recitals is true and correct and incorporated herein by this reference. All words and phrases having their initial letters capitalized in this Amendment and not otherwise defined herein shall have the meanings set forth in the Lease.

2.                                      Additional Space.  Landlord leases to Tenant, and Tenant leases from Landlord, approximately 70,000 square feet of rental space located at 459 South Cheryl Lane, Industry, California, as depicted on Exhibit A and Exhibit B hereto (the “Additional Space”), subject to the terms, covenants, agreements and conditions set forth in the Lease, unless specified otherwise in this Addendum, as though Landlord was the landlord and Tenant was the tenant under the Lease, to each of which Landlord and Tenant mutually agree. Tenant agrees to perform the covenants of the Lease to the extent applicable to the Additional Space.

3.                                      Use of Additional Space.  Dead storage for computer monitors and related items.

4.                                      Term and Condition of Additional Space.  The term for leasing the Additional Space shall commence as of December 18, 1998 (the “Additional Space Effective Date”) and shall continue without any options to extend on a month-to-month basis until terminated by either party by providing prior 30 days advance written notice to the other party (the “Additional Space Term’’), subject to Landlord’s absolute termination rights in case of any Event of Default. Landlord shall deliver possession of the Additional Space to Tenant on the Additional Space Effective Date in its then existing condition with no alterations being made by Landlord.

Tenant shall keep the Additional Space clean, free of debris, and in “like new” condition including but not limited to monitoring its tractor trailers as they use the “bumper pads” to ensure that oils, permanent marks, etc. do not discolor the concrete apron and concrete walls. Upon termination of the Additional Space Term, Tenant shall have vacated the Additional Space and shall have left the Additional Space in a condition at least as clean and clear of debris as upon the date of Landlord’s initial delivery of the Additional Space.

Tenant acknowledges and agrees that this short-term leasing arrangement is an accommodation to Tenant. It is Landlord’s ultimate objective to lease the entire building on a long-term basis to Tenant and or another tenant under a long-term lease. In the event that a long-term tenant is found, Landlord shall provide Viewsonic with prior 30 days advance written notice to vacate the Additional Space. If Tenant decides to lease the entire building (i.e. 172,276 square feet) under a long-term lease, the lease used by Landlord shall be a triple net lease whereby Tenant shall pay a base rent and shall be responsible for any and all applicable triple net charges.

5.                                      Base Rent.  As of the Additional Space Effective Date, Base Rent (inclusive of taxes, common area costs, and all other expenses) for the Additional Space during the Additional Space Term shall be $35,000.00 per month, without any free rent period, prorated on a daily basis for any partial month, payable to Landlord in the case of any first partial month on the Additional Space Effective Date and thereafter on or before the first day of each calendar month in accordance with the provisions of the Lease.

6.                                      Building Security.  Tenant, at its sole cost and expense, shall provide 24-hour security for the entire building, including the Additional Space.

7.                                      Landlord’s Access.  Tenant shall allow Landlord access to the Additional Space at any time to show prospective tenant’s the building and the Additional Space. In addition, Landlord shall be allowed to monitor Tenant’s use of the Additional Space to verify the amount of square footage of the building being occupied by Tenant.

8.                                      Commissions.  None.

9.                                      Representations and Warranties.  Tenant hereby represents, warrants and agrees that: (i) the Lease, as amended by this Amendment, remains unmodified and in full force and effect and continues to be a legal, valid and binding agreement and obligation of Tenant; (ii) Tenant has not assigned or sublet all or any part of its interest in the Lease, as amended by this Amendment, or in the Premises; (iii) Tenant is not in default in the performance of any of its obligations under the Lease, as amended by this Amendment; and (iv) Tenant has no claims or any offset or defense to its performance of its obligations under the Lease, as amended by this Amendment.

10.                               Additional Provisions.

(a)                                  Time of the Essence.  Time is of the essence of this Amendment and each and every provision hereof.

(b)                                  Entire Agreement.  This Amendment constitutes the entire agreement between Landlord and Tenant with respect to the Additional Space and modification of the Lease,

and all prior contemporaneous negotiations and agreements relating thereto, whether oral or written, are merged herein and shall be of no further force or effect.

(c)                                  No Other Changes.  Except to the limited extent specifically provided herein, the Lease remains unmodified and in full force and effect on the terms, covenants, and conditions set forth therein.

(d)                                  Conflict Among Documents.  In the event of any conflict between the terms and conditions contained in this Amendment and the terms and conditions contained in the Lease, the terms and conditions of this Amendment shall prevail and be controlling.

(e)                                  Headings.  Paragraph headings contained in this Amendment are for reference purposes only, and shall not effect in any way the meaning or interpretation of this Agreement.

7.                                      Additional Security Deposit.  Concurrently with Tenant’s execution of this Amendment, Tenant shall pay to Landlord the sum of $35,000.00 as an Additional Security Deposit; upon receipt of such $35,000.00, the Total Security Deposit currently held by Landlord pursuant to the Lease and this Amendment shall be $35,000.00. Upon Tenant’s vacation of the Additional Space on or before termination of the Additional Space Term and conformance with the provisions of this First Amendment to Lease, and provided Tenant is not then in default under the Lease, Landlord shall refund the Additional Security Deposit to Tenant and this First Amendment to Lease shall be of no further force or effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

“Landlord”

CATELLUS DEVELOPMENT CORPORATION
a Delaware corporation

/s/ Glenn Allen
Name: Glenn Allen
Title: Vice President

“Tenant”

VIEWSONIC CORPORATION
a Delaware corporation

/s/ Larry King
Name: Larry King
Title: VP Operations